Exhibit 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro Kathy Barnett

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	2

ICO, Inc. Announces Appointment of W. Robert Parkey, Jr.
as President and Chief Executive Officer

Houston, TX, January 14, 2004 – The Board of Directors of ICO, Inc. ( Nasdaq : ICOC) announced today the appointment of W. Robert Parkey, Jr. as President and Chief Executive Officer, effective as of February 2, 2004. Mr. Parkey will join the current senior management team, including Jon C. Biro, ICO’s Chief Financial Officer, who has been acting Chief Executive Officer for the past several months. Mr. Parkey will also join the Company’s Board of Directors on the same date. Mr. Parkey will finish the remaining weeks of James Calaway’s term, which ends at the Company’s upcoming 2004 annual meeting of stockholders. Mr. Calaway will step down on January 31 st in connection with Mr. Parkey’s appointment to the Board.

Mr. Parkey, who until recently was the President of ChevronTexaco Global Trading, stated, "ICO represents an excellent global business opportunity, and I am most pleased to accept the Board of Directors’ invitation to assume the leadership challenge as ICO’s new President and Chief Executive Officer. ICO today enjoys a solid global operating business base within the specialty polymers manufacturing value chain. The Company is highly committed to providing outstanding customer service with ongoing research and development in support of its product lines. ICO’s focused restructuring and cost reduction plans that have been carried out to date by Jon Biro and the executive leadership team have begun to position the Company well for future profitable growth, as the chemical industry is beginning to enjoy the nascent stages of a long anticipated recovery.

"One of my primary objectives as ICO’s new leader will be to return ICO to consistent profitability, while ensuring that the Company provides a strong business value proposition to its customers, suppliers, employees and shareholders alike."

Joining Texaco, Inc. in 1998 from Aquila Power Corporation, where he started and launched the company as its Vice President and General Manager, Mr. Parkey initially became President of Texaco Natural Gas, Inc., and subsequently President of Chevron Texaco Global Trading. In his last leadership post, Mr. Parkey was challenged with the integration and transition of resources and best practices of three heritage trading businesses, Caltex, Chevron and Texaco. He presided over the creation of a new 7.5 million barrel per day global crude oil and refined products marketing and trading business, with principal offices in Houston, Singapore, London, Moscow, and San Ramon, California.

Through nineteen locations worldwide, ICO Polymers produces and markets ICORENETM and COTENETM rotational molding powders, as well as ICOFLOTM powdered processing aids and ICOTEXTM powders for textile producers. ICO additionally provides WEDCOTM size reduction and other tolling services for specialty polymers. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates, and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.